August 16, 2000

Sepragen Corporation

30689 Huntwood Drive

Hayward, California 94544

Dear Board of Directors:

We have acted as special counsel for Sepragen Corporation, a California corporation (the "Company"), in connection with the Registration Statement on Form SB-2, to which this letter is to be filed as an exhibit by the Company under the Securities Act of 1933, as amended, relating to the registration of 5,667,145 shares of Class A Common Stock, and 1,986,109 shares of Class A Common Stock, issuable upon exercise of certain warrants and options (the "Securities").

We have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for purposes of this opinion. Based upon the foregoing, we are of the opinion that the Securities when issued upon exercise of and in accordance with the terms of the warrants and options against payment therefor in accordance with the terms of the governing agreements, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters."

Very truly yours,

SMITH, LALLY & PEFFER

A Professional Corporation

/s/ Smith, Lally & Peffer